UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 1, 2008
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Our news release dated December 1, 2008 concerning our evaluation of strategic options for Volvo Car Corporation, filed as Exhibit 99.1 to this report, is incorporated by reference herein.

Our news release dated December 2, 2008 concerning U.S. retail sales of Ford vehicles in November 2008, filed as Exhibit 99.2 to this report, is incorporated by reference herein.

A copy of the text of our submission to members of the U.S. Senate Banking Committee concerning our Plan for viability, filed as Exhibit 99.3 to this report, and our news release dated December 2, 2008 concerning this submission, filed as Exhibit 99.4 to this report, are incorporated by reference herein.  A copy of the text of our submission to members of the U.S. House Financial Services Committee, which is substantially similar to Exhibit 99.3, is available on our website at www.ford.com.

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A further increase in or acceleration of the market shift away from sales of trucks, SUVs, or other more profitable vehicles, particularly in the United States;
•	Further significant decline in industry sales, resulting from slowing economic growth, geo-political events, or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Further increases in the price for, or reduced availability of, fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers of the type that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement the Retiree Health Care Settlement Agreement to fund and discharge UAW hourly retiree health care obligations;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business, or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Inability of Ford Credit to obtain an industrial bank charter or similar banking status;
•
Inability of Ford Credit to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption, or otherwise;

•	A prolonged disruption of the debt and securitization markets;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement our plans to further reduce structural costs and increase liquidity.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99.1	News Release dated	Filed with this Report
December 1, 2008

Exhibit 99.2	News Release dated	Filed with this Report
December 2, 2008

Exhibit 99.3	Submission of Ford Motor Company to the Senate Banking Committee dated December 2, 2008	Filed with this Report

Exhibit 99.4	News Release dated	Filed with this Report
December 2, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: December 2, 2008	By:	/s/Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99.1	News Release dated December 1, 2008

Exhibit 99.2	News Release dated December 2, 2008

Exhibit 99.3	Submission of Ford Motor Company to the Senate Banking Committee dated December 2, 2008

Exhibit 99.4	News Release dated December 2, 2008

Exhibit 99.1

NEWS

Contact:	Media: Ian Slater 49.221.901.9294 islater@ford.com	Media: Mark Truby 313.323.0539 (Cell) 313.663.6887 mtruby@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD MOTOR COMPANY ANNOUNCES IT WILL RE-EVALUATE STRATEGIC OPTIONS FOR VOLVO CAR CORPORATION

DEARBORN, Mich., Dec. 1, 2008 – Ford Motor Company [NYSE: F] announced today it will re-evaluate strategic options for Volvo Car Corporation, including the possible sale of the Sweden-based premium automaker.

Ford said the decision to re-evaluate strategic options for Volvo comes in response to the significant decline in the global auto industry particularly in the past three months and the severe economic instability worldwide.  The strategic review of Volvo is in line with a broad range of actions Ford is taking to strengthen its balance sheet and ensure it has the resources to implement its product-led transformation plan.

“Given the unprecedented external challenges facing Ford and the entire industry, it is prudent for Ford to evaluate options for Volvo as we implement our ONE Ford plan,” said Ford President and CEO Alan Mulally.  “Volvo is a strong global brand with a proud heritage of safety and environmental responsibility and has launched an aggressive plan to right-size its operations and improve its financial results.  As we conduct this review, we are committed to making the best decision for both Ford and Volvo going forward.”

Ford said the review likely will take several months to complete.  In the meantime, Ford will continue working closely with Volvo as it implements its restructuring plan under CEO Stephen Odell, who was appointed to lead Volvo earlier this year.

At the same time, Ford and Volvo will continue to put in place processes that allow Volvo to operate on a more stand-alone basis in the absence of the Premier Automotive Group structure, an effort which began in November 2007 following a previous review by Ford of strategic options for Volvo.

“Outstanding safety, an increased focus on environmentally friendly vehicles and contemporary Scandinavian design will continue to be the foundation upon which we will build a strong Volvo business for the future.” Odell said.  “We intend to build upon our strong brand heritage and to appeal to our global customers with vehicles like the new XC60 – the safest car Volvo has ever built.  Volvo also will introduce seven low-emission models in 2009, giving us the best environmental product range in the premium segment.

“We have a strong brand presence in Europe, North America and the Asia Pacific region, and are growing in key markets such as China and Russia, where we are the leading premium brand.”

# # #

Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, United States, manufactures or distributes automobiles in 200 markets across six continents.  With about 224,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Safe Harbor
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated.  We cannot be certain that any expectation, forecast or assumption made by management in preparing these forward-looking statements will prove accurate, or that any projection will be realized.  More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

2

Exhibit 99.2

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD SHARE INCREASES FOR SECOND STRAIGHT MONTH

  •        Ford market share higher than a year ago for the second month in a row; Ford, Lincoln and Mercury sales totaled 118,818, down 30 percent versus November 2007
  •        F-Series sales totaled 37,911 including nearly 5,000 all-new 2009 model F-150s
  •        Ford announces first quarter 2009 North American production plan

DEARBORN, Mich., Dec. 2, 2008 – Ford, Lincoln and Mercury outpaced industry-wide November sales, thanks largely to F-Series truck sales, and grew its retail and total market share for the second straight month.

Ford, Lincoln and Mercury dealers reported total sales of 118,818 in November, down 30 percent versus a year ago, while industry-wide auto sales in November were down an estimated 35 percent as the weakening economy continues to take a toll on consumer confidence and spending.

“The economy continues to weaken and auto sales reflect this reality,” said Jim Farley, Ford group vice president, Marketing and Communications.  “At Ford, we are focused on executing our plan.  In 2009 and 2010, we’ll launch an unprecedented number of new vehicles, and every product will offer consumers the best or among the best fuel economy in its class.”

In recent weeks, Ford has received significant endorsements from independent third parties for its quality and safety.  Ford’s initial vehicle quality is now on par with Toyota and Honda, and Ford now has more 5-star vehicles and Insurance Institute for Highway Safety (IIHS) “Top Safety Picks” than any other company in the industry.

November marked the official introduction of the all-new F-150.  F-Series sales totaled 37,911 including nearly 5,000 all-new 2009 model F-150s.  Ford’s F-Series has been America’s No. 1-selling truck for 31 years in a row, and the new F-150 is designed and engineered to further raise the bar in the light-duty pickup market.

Go to http://media.ford.com for news releases and high-resolution photographs.

The 2009 model Ford F-150 has class-leading capability with 11,300 pounds towing and 3,030 pounds payload and unsurpassed fuel economy of 21 mpg highway with the SFE package, which is available on F-150’s highest-volume XL and XLT series.

The new 2009 F-150 also earned the IIHS’s “Top Safety Pick” award, the Texas Auto Writers Association’s “Truck of Texas” top honor and is projected to have the best residual value of full-size light-duty pickups according to the Automotive Leasing Guide.

North American Production
The company plans to produce 430,000 vehicles in the first quarter of 2009.  During the first quarter of 2008, the company produced 692,000 vehicles.  The fourth quarter 2008 production plan is unchanged from the previously announced plan of 430,000 vehicles.

“We believe the economy will continue to weaken in 2009,” said Farley.  “Our near-term production plan reflects this view, as we continue to align capacity with customer demand.”

# # #
Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 224,000 employees and about 90 plants worldwide, the company's core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit http://www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.

Exhibit 99.3

FORD MOTOR COMPANY BUSINESS PLAN

SUBMITTED TO THE

SENATE BANKING COMMITTEE

December 2, 2008

INTRODUCTION

Ford Motor Company welcomes the opportunity to submit our Plan to the Senate Banking Committee, and appreciates the time and attention Congress is devoting to the critical issues that confront the domestic automotive industry in the current economic environment.

In this submission, we first provide an overview of the current business environment, then discuss our Plan for viability, and conclude by answering the specific questions posed in the correspondence received from Speaker of the House Nancy Pelosi and Senate Majority Leader Harry Reid.

We all have a shared interest in protecting American jobs, a vital American industry and American innovation.  As the Committee knows so well, the ongoing economic and credit crisis has affected many Americans – from losing their jobs to losing their homes.  The recession also has had very negative ramifications for the U.S. auto industry, which supports five million jobs in all 50 states and spends $12 billion annually on research and development in the U.S. – more than any other industry.

We fully appreciate that the industry needs to transform itself to better compete by developing safer, greener and even better quality vehicles.  We recognize Congress’ important role as guardian of the American taxpayers, and we hope in our submission that we address your valid concerns about our potential for future viability and restore your confidence in our commitment to bring change and accountability.

While we have much more work ahead of us, Ford did not wait until the current crisis to begin our restructuring efforts, but has already begun a fundamental restructuring in the way we do business.  Our early efforts showed promise before the credit and economic crises hit earlier this year.

As a company and as an industry, we readily admit that we have made our share of mistakes and miscalculations in the past.  We would ask Congress to recognize, however, that Ford did not wait until the current crisis to begin our restructuring efforts, and that much of what we describe below are actions we have taken and decisions we have made about the future that have already put us on a path to long-term viability.  During the past several years, Ford has begun a fundamental restructuring in the way we do business – a restructuring that, as described more fully below, affects every part of our business, including product innovation, fuel efficiency, labor relations, suppliers, and dealers.  In short, Ford recognized that our business model needed to change, and we are changing it.  We share Congress’ concern that our industry needs an aggressive restructuring, and we at Ford already have undertaken many of the decisive actions that we believe are necessary to ensure our future success.

In fact, Ford was profitable in the first quarter of 2008 before the credit and broader economic crisis rapidly and dramatically shrunk demand for automobiles to a 25 year low.  That’s why we respectfully ask Congress to work with us to provide temporary access to loans that, if needed, will help us continue to restructure in this difficult economic period.

We note that Ford is in a different situation from our competitors, in that we believe our Company has the necessary liquidity to weather this current economic downturn – assuming that it is of limited duration.  If the downturn is longer and deeper than we now anticipate, however, access to government financing would be important to help us be able to continue to implement our Plan and benefit when the economic recovery inevitably arrives.  While we hope we do not have to access the loans, we believe it is critically important that loans are available to us and the domestic auto industry.

In addition, the credit markets currently remain frozen and are not available to finance the industry’s cyclical needs.  This means that our liquidity through 2009 could come under increasing pressure if a significant industry event, such as a bankruptcy of one of our competitors, causes a disruption to our supply base, dealers and creditors.

We are acutely aware that our domestic competitors are, by their own reporting, at risk of running out of cash in a matter of weeks or months.  Our industry is an interdependent one.  We have 80 percent overlap in supplier networks.  Nearly 25 percent of Ford’s top dealers also own GM and Chrysler franchises.  That is why the collapse of one or both of our domestic competitors would also threaten Ford.

For Ford, the availability of a government line of credit would serve as a critical backstop or safeguard against these conditions as we drive transformational change in our Company.  Accordingly, given the significant economic and market risks that exist, Ford respectfully requests that government funding be made available to us, in the form of a “stand-by” line of credit, in the amount of up to $9 billion.  This line of credit would be a back-stop to be used only if conditions worsen further and only to the extent needed.

Our recommended terms of the loan would be: (i) at government borrowing rates; (ii) a revolving credit line with a ten year duration; and (iii) with additional conditions consistent with the TARP legislation.

Ford’s Request:
A “stand-by” line of credit in the amount of up to $9 billion at Government borrowing rates, for a 10 year term, with TARP conditions, to support our restructuring, including the acceleration of products that consumers want and value.

THE CURRENT BUSINESS ENVIRONMENT

The United States economy is in a recession.  The financial crisis, the worst in several decades, has exacerbated the downturn and diminished economic growth prospects in the months ahead.

The auto sector is one of the first to suffer from bad economic conditions – indeed, spending on new vehicles historically represents about 4% of GDP and therefore is closely tied to economic conditions.  As the financial crisis persists, both credit availability and consumers’ weakened confidence have contributed to a drastic decline in vehicle sales.  There has been a broad-based tightening of origination and underwriting standards for automotive financing, spreading beyond the sub-prime arena to affect many prime borrowers as well.  The Federal Reserve Senior Loan Officers’ survey shows that banks’ willingness to extend consumer installment loans has only been weaker at one time in the past 30 years, and that was in June of 1980.  Over 60% of banks have tightened standards for consumer credit.

The forward economic outlook is also negative, with a wide range of possible outcomes due to the uncertain financial market environment.  Real GDP is projected to decline significantly in the current quarter, as much as 4% or more as compared to the prior quarter (at an annualized rate).  Consumer confidence is the weakest since the early 1980s, with nearly three in four consumers expecting the recession to deepen in the months ahead, according to the recent Survey of Consumers report released by Reuters/University of Michigan.

The economy is projected to contract through the first half of 2009, with a peak-to-trough decline in real GDP in the 2.0% to 2.5% range.  The housing sector decline, as measured by housing starts and sales, is expected to weaken somewhat from already low levels.

Spending by consumers has already fallen at an annual rate of nearly 4% in the third quarter (as compared to the second quarter).  A further contraction in consumer spending is underway in the current quarter, with an additional step down likely in the first quarter of 2009.  Consumers are weighing likely further employment declines and responding by increasing their saving rates and pulling back on purchases, especially of durable goods such as automobiles.

The financial crisis, now 16 months old, persists.  Despite the actions taken by the Federal Government and the Federal Reserve (and other governmental institutions around the world), there is no near-term end in sight.  Government actions to encourage consumer lending and open capital markets have, in our view, been of limited effectiveness to date, as banks have retained government support to improve their financial leverage and shore up their own financial health rather than using it to make resources available to businesses and consumers.  The present credit environment has severely limited consumer and commercial access to financing and negatively impacted both consumer confidence and spending.

The recession and financial crisis has resulted in automotive industry sales volumes at the lowest annualized level in 25 years.

The impact of the credit crisis has been acutely felt in the domestic automotive industry.  October 2008 U.S. industry sales volumes were at the lowest annualized level in 25 years, and down 34% from 2007, and November sales are tracking at similar low rates.  Compared with the first quarter of 2008, the industry annual running rate in October has fallen by 31%, which roughly equates to an annual industry selling decrease of almost five million units.  Moreover, this sales decline occurred over a short period of time, making it virtually impossible for manufacturers to reduce their costs to match the precipitous revenue decline.  Ford has responded aggressively by reducing production to meet demand, but this responsible action puts additional pressure on our business by decreasing our cash reserves as payables continue to come due while revenues decline.

In addition, we now believe that the global economic and industry downturn will be broader, deeper and longer than previously expected, with industry volumes in 2009 expected to decline from the low levels of 2008.  Our suppliers and dealers, already stressed, will be under increasing pressure.  Moreover, continuing turbulence in the U.S. and worldwide economies and tight credit markets will continue to undermine consumer confidence and impact our business.

The credit environment has severely limited the ability of Ford Motor Credit Company to support dealer and consumer financing needs.

The present credit environment also has severely limited the ability of the automotive finance companies like Ford Motor Credit Company to access the public debt and securitization markets, and is significantly impairing our ability to support dealer and consumer financing needs.  Banks and investors are exhibiting an aversion to risk and a willingness to invest in only the highest-quality financing instruments, and preferably in government instruments or government-guaranteed debt.  This risk aversion has expanded to a level where it is challenging to find financial counterparties to transact even simple interest rate and currency swaps, further contributing to a significant slowing of U.S. economic activity.  These issues have further constrained the cash available from Ford’s normally profitable automotive finance company to support our automotive business.

It is in the face of the deepening economic and credit crisis that Ford is asking the Government to make assistance available to the domestic automotive industry even though we have a Plan for our future which, with exception to Department of Energy funding under Section 136, does not assume government assistance.  We do so for at least four reasons.

First, we are acutely aware that our supply base, our labor structure, and our dealer network, among other factors, are sized for an industry and a market share that the domestic companies can no longer support.  The current crisis has generated considerable debate about the perceived need to restructure our industry in the national interest.  As the nation’s oldest automotive company, Ford Motor Company is a vital participant in that debate.

Ford is supporting the request for help from the Federal government
•	To be part of the national debate
•	Because of the threat to Ford from a significant event involving one of our competitors
•	In the hopes of hastening approval of our ILC application
•	Because frozen credit markets might threaten liquidity under certain scenarios.

Second, we are aware that our domestic competitors are, by their own reporting, at risk of running out of cash in a matter of weeks or months.  Because our industry is an interdependent one, with broad overlap in supplier and dealer networks, the collapse of one or both of our domestic competitors would threaten Ford as well.  It is in our own self-interest, as well as the nation’s, to seek support for the industry at a time of great peril to this important manufacturing sector of our economy.

Third, we hope that demonstrating our Plan to Congress will hasten approval of our application with the FDIC to establish an Industrial Loan Company as part of our finance arm, Ford Motor Credit Company.  Having an Industrial Loan Company will place us on a more equal footing with our major competitors who already have such banks.  More importantly, it will benefit consumers by providing us another resource for reasonably priced capital, thus helping us provide credit to our customers and dealers.

Finally, the industry cannot use the current financial markets to finance its cyclical needs, as these markets are presently frozen, and any one of the following items could put severe pressure on our short-term and long-term liquidity:

•	A significant industry event, such as a bankruptcy of one of our competitors, causes a disruption to our supply base, dealers and creditors;
•	The economic decline is greater than present forecasts and industry volumes decline to per capita levels not seen since the great depression era; or
•	There is a global economic collapse, creating additional cash demands.

Ford supports other government policy initiatives to enhance the automotive industry’s global competitiveness.

In addition to making financing available to the automotive industry, there are other important policies that will help enhance the industry’s global competitiveness.  First, Ford was proud to support stronger CAFE standards, and we are absolutely committed to meeting them.  However, we urge Congress to maintain one economy-wide set of national standards on fuel economy.  A patchwork of standards would place enormous financial and engineering burdens on manufacturers and have the effect of reducing consumer choice -- all for little or no environmental benefit.  Second, in developing a stimulus bill to drive our country’s economic recovery, we ask Congress to consider incentives for consumers to trade in older vehicles and move to more fuel-efficient vehicles.  We also ask that continued R&D incentives be considered: the automobile industry spends $12 billion annually on research and development – more than any other industry.  Third, we look forward to working with Congress on comprehensive health care reform that will improve patient care, bring greater transparency, utilize new health information technologies and drive down costs.  Fourth, currency is the medium in which trade occurs – it can be as important a determinant of trade flows as the goods themselves.  Currency values must be fairly determined – through an open market – not pre-determined by governments to support their domestic industries.  Finally, we support free trade, but it needs to be fair trade.  Agreements such as the recent US-Korea trade pact hurt domestic manufacturers because they maintain non-tariff barriers to U.S.-produced goods and prevent a level playing field.

THE FORD MOTOR COMPANY VIABILITY PLAN

Our Transformation to Date

When Ford embarked on our transformational Plan it was with clear recognition that Ford’s business model needed to change dramatically, and quickly, if we were going to succeed.  Our Board of Directors and Company management knew that “business as usual” would deliver “results as usual” -- a steady decline in performance and a failure to earn returns that would cover our cost of capital much less create positive shareholder value.

Historically, Ford has operated as four largely separate automotive companies around the globe: (i) a North American company; (ii) a South American company; (iii) a European company; and (iv) an Asia Pacific company.  Each of these separate companies had its own product development systems, manufacturing processes, suppliers, and other duplicative structures.  While this structure may have made sense when the automotive industry was in its infancy and communications, transportation, and other infrastructures made economies around the world more isolated, the separation of our operations has in more recent years led to unnecessary and inefficient duplication, waste and a failure to realize the substantial benefits of scale available to a global enterprise such as Ford.

In recent decades, moreover, Ford expanded into other businesses.  At the beginning of this decade, our brand portfolio included Aston Martin, Jaguar, Land Rover, and Volvo, and we also owned adjacent businesses such as Hertz and the Kwik-Fit aftermarket parts business in Europe.  As we attempted to manage these and other businesses, our global enterprise became more difficult to manage and we neglected to ensure that the Ford “Blue Oval” brand retained its luster in all segments and its historical preeminence in all of our markets as a symbol that Ford Motor Company was there to provide reliable and affordable transportation for all.

The situation was especially acute in the United States.  Throughout the 1990s and into this decade, we became increasingly dependent in the U.S. market on trucks and large SUVs, which were in heavy demand by consumers and generated large profits.  Many of our competitors, both foreign and domestic, likewise followed market demand and added more truck and SUV products to their lineups.  Our focus on these vehicles, however, left us exposed in the event of a market shift to smaller, more fuel-efficient vehicles.  In anticipation of such a shift, and inspired by the compelling vision outlined by our Executive Chairman, Bill Ford, we began to refocus our portfolio earlier in this decade, introducing a new line of mid-size cars (the Fusion, Milan, and MKZ) as well as the first hybrid sport utility (the Ford Escape -- still the most fuel efficient sport utility available with an EPA city mileage rating of 34 miles per gallon).  When fuel prices shot up rapidly earlier this year, the shift occurred much more quickly and was much more pronounced than we or anyone else in the industry anticipated.

In addition, we had, over a period of many years, created a labor structure that was uncompetitive with the foreign-owned transplant operations that had been established in the United States.  And, we made small cars in the United States largely because of a requirement to meet federal Corporate Average Fuel Economy standards.

Ford recognizes the factors that caused our current situation, and began to address those factors aggressively based on successful turnarounds in our European and South American businesses.

Fortunately, within the global Ford enterprise we had models of success on which to pattern a North American transformation.  Both our European and South American operations had substantially completed transformational plans that had returned those operations to profitability from years of losses.  Our European and South American operations had developed attractive new products, matched capacity to demand and implemented progressive agreements with labor.  Moreover, these markets, with historically high fuel prices, were primarily small vehicle markets, so we knew that, as a Company, we could make attractive small vehicles that could deliver profits, particularly in a high fuel price environment.

It was with the knowledge of our success in Europe and South America that we developed a new plan for our Company.  Our Plan is summarized as “One Ford – One Team • One Plan • One Goal.”  One Ford has firmly established the principle of one global company, with One Team, working together as a lean, global enterprise for automotive leadership, as measured by our customer, employee, dealer, investor, supplier, union, and community satisfaction.

As part of the One Team approach, we have implemented and continue to implement a disciplined business plan process to regularly review our business environment, risks and opportunities, our strategy, our Plan, identify areas of our Plan that need special attention and pursue opportunities to improve our Plan.  Everyone is included, openness is encouraged, our leaders are responsible and accountable, facts and data drive our decisions, high-performance teamwork is a performance criteria and we follow this process every week, every month, and every quarter, driving continuous improvement.
Our One Team is unified in pursuing the four elements of our One Plan:

•	Aggressively restructure to operate profitably at the current demand and changing model mix;

•	Accelerate development of new products our customers want and value;

•	Finance our plan and improve our balance sheet; and

•	Work together effectively as one team, leveraging our global assets.

Ford is executing decisive actions to achieve our ONE FORD plan, aligned around ONE GOAL: Profitable growth for all.

Our One Team and our One Plan are laser-focused on delivering our One Goal:  An exciting viable Ford Motor Company delivering profitable growth for all.

As business conditions continue to change quickly, we are responding with decisive action:

•
We are implementing our strategy to focus on One Ford and simplify our brand structure.  As a result, we sold Aston Martin, Jaguar and Land Rover and the majority of our ownership of Mazda, and we have announced that we are exploring strategic alternatives for Volvo, including divestiture.  We have divested additional other non-core assets.  These sales have also helped our overall liquidity.

•
We have improved our Ford Blue Oval brand favorability with consumers by re-establishing the brand’s historical association with affordable, safe, and sustainable transportation for all, offering the best automotive value.

•
We obtained financing for our Plan by going to the more receptive capital markets in December 2006 to raise $23.5 billion in liquidity, consisting of $18.5 billion of senior secured debt and credit facilities, secured by substantially all of our domestic assets, and $5 billion of unsecured convertible debt.

•
Faced with a possible financial crisis at our former in-house parts supplier in late 2005, we took back 17 North American plants from Visteon and formed Automotive Components Holdings, LLC (ACH).  We have worked with the UAW to restructure each business and either sell or close the facilities.  In doing so, we have reduced the costs to Ford, eliminated the risk of disruptions to our business, and treated the affected employees in a responsible way.  By year end, we will have returned two plants to Ford, closed four plants and sold five plants.  We also have announced the future closure of two more plants, and have four plants left for which we are currently exploring the options to sell or close.

•
Together with the United Auto Workers (UAW), we negotiated a transformational labor agreement in 2007, with a lower wage structure for new employees and flexible work rules, and we continue to implement our Voluntary Employee

 Beneficiary Association (VEBA) plan to transfer long-term responsibility for retiree health care to the UAW.

•
We are cutting operating costs in North America, reducing by $5 billion cumulatively our annual operating costs (which we measure at constant volume, mix and exchange, excluding special items) by year-end 2008 as compared with 2005, and we continue to implement additional cost reduction actions in North America and around the world.

•
We continue to improve our vehicles to achieve leadership in quality and fuel economy and to maintain our leadership in safety and interior comfort and convenience technology – further enhancing the Ford brand.

•
We are positioned through our focus on the Ford brand to leverage our global assets and scale to manufacturer smaller, fuel-efficient vehicles in North America and the rest of the world, including our global Ford Fiesta and Focus in 2010.

•
We have taken painful but necessary downsizing actions to match capacity to real demand, including closing 17 plants over the past five years and downsizing by 12,000 salaried employees and 45,000 hourly employees in North America in the past three years.

 Our Ford Credit automotive financial services business, with assets of $130 billion as of September 30, 2008, provides wholesale financing for about 80% of the Ford, Lincoln and Mercury dealerships in the U.S.  It also provides retail and lease financing for four million U.S. consumers.

 Ford Credit has taken similarly significant actions, including:

•	Refocusing its financing business on our Ford, Lincoln and Mercury brands, and achieving a globally competitive cost structure.

•	Exiting several Asia Pacific markets and forming international business partnerships to facilitate the repatriation of capital to support the U.S. business.

•	Restructuring its U.S. operations and transitioning from a 160-branch network to six regional business centers.

Implementing our One Ford Plan resulted in a profit for the first quarter of 2008 before the full impact of the credit and economic crises was felt.

Our Plan for North America

I.	Aggressively restructure to operate profitably at the current demand and changing model mix

We continue to restructure our North American operations aggressively to be able to operate profitability at the current demand and vehicle mix.  This restructuring is taking place across all of our operations, in the areas of manufacturing, supplier relationships, dealer relationships, dealer and consumer credit operations and personnel.

Aligning Manufacturing capacity to meet real demand

Manufacturing.  We have a strong U.S. manufacturing presence, with 10 vehicle assembly plants and 26 powertrain, stamping and components plants across the U.S. We are converting three truck assembly plants to small car production, to support what we believe is a permanent shift to smaller more fuel-efficient vehicles.  To this end, approximately 50% of future U.S. capacity will be allocated to small and medium-size vehicles.  In addition, nearly all of our U.S. assembly plants will have flexible body shops by 2012 to enable quick response to changing consumer demands and nearly half of our transmission and engine plants will be flexible, capable of manufacturing various combinations of transmission and engine families.  We have announced four additional plant closures between 2009 and 2011 and we have announced our intent to close or sell our four remaining ACH plants.  We will continue to aggressively match our manufacturing capacity to real demand.

Strengthening our U.S. supply base

Suppliers.  We have been working extremely hard to strengthen our U.S. located supply base, which represents 80% of our North American purchases.  We have instituted a number of business practices with these suppliers designed to increase collaboration, provide for data transparency and expand the volume of business with select suppliers, while building a more sustainable business model.  We have also been able to reduce the total number of production suppliers eligible for major sourcing from Ford from 3,300 in 2004 to approximately 1,600 suppliers today, with a further reduction to 750 suppliers planned.  We have paid specific attention to strengthening our minority and women suppliers – which currently account for about $4 billion of our annual $35 billion of purchases from U.S. supplier locations.  Our consolidation efforts have resulted, and will result, in more business for our major suppliers which will increase their financial strength.

Moreover, as we move aggressively to global vehicle platforms, sourcing to common suppliers for the total global volume of a vehicle’s components is dramatically increasing, meaning that a smaller number of suppliers will receive a greater volume of the purchases made by Ford to support our global vehicle platform.  This again results in stronger suppliers achieving (and Ford realizing) greater economies of scale as their components are sourced across global platforms for the life of that platform.

Supporting our dealer network

Dealers.  Our dealers are a source of strength, especially our rural/small town dealers, who represent the face of Ford in communities across the U.S. and provide employment, tax support, community leadership and customer service.  At our current and expected future market share, we clearly have too many dealers and therefore have made it increasingly difficult to sustain a healthy and profitable dealer network.  To address this overcapacity, we are partnering with our dealers and are downsizing and restructuring the Ford, Lincoln and Mercury network in our largest 130 metropolitan market areas to provide targeted average-year sales for Ford dealers at 1,500+ units and Lincoln Mercury dealers at 600+ units, resulting in sustainable profits in both good and bad years.  We are doing this while maintaining customer convenience factors such as driving distance, location, and appealing facilities.  We have joined with our dealers to fund these consolidation actions jointly to protect our representation in the marketplace.

At year-end 2005, we had 4,396 Ford, Lincoln, Mercury dealers, with 2,242 of those dealers in our largest 130 markets.  By year-end 2008, we estimate that we will have 3,790 dealers, with 1,875 dealers in our largest 130 markets, a reduction of 606 dealers overall (14%), 367 of which were in our largest markets (a reduction of 16%).  We will continue to work collaboratively with our dealers to reduce our dealer network to match our sales, market share and dealer sales objectives.

Focusing Ford Motor Credit Company to support U.S. dealers and consumers

Credit Operations.  We also continue to support our dealers through our wholly-owned subsidiary, Ford Motor Credit Company – especially important during this time of tight consumer and commercial access to credit.  Ford Credit provides wholesale, retail and lease financing programs, together with capital and facility loan programs.

Ford Credit is further consolidating its operations and improving its cost structure to reflect lower financing volumes resulting from the sale of the Jaguar and Land Rover brands, our reduced ownership in Mazda and lower automotive industry sales volumes.  These actions include forming new strategic alliances and partnerships and reducing capital needs in international markets, and continuing to restructure its operations globally.

Reducing salaried personnel costs

Salaried Personnel.  In the area of salaried personnel, we are engaging in aggressive restructuring to fit our business to the current demand and to set the stage for growth.  We will have reduced salaried personnel costs by 40% over the past three years, including a 10% reduction effective February 2009.  In addition, since 2005, we have reduced the number of corporate vice presidents in North America by 35%.

To further reduce costs, we recently made several significant changes to our Compensation and Benefit plans, including: (i) eliminating merit increases and bonuses due to be paid in 2009; (ii) suspending the Company’s 401(k) matching contribution, and Company-paid tuition assistance and dependent scholarships; (iii) capping retiree life insurance at $25,000; and (iv) improving the cost-effectiveness of benefit programs through more efficient plan offerings and increased employee cost sharing. (See Appendix, Slide 1.)

Working with the UAW to transform our hourly personnel cost structure

Hourly Personnel.  With respect to the hourly work force in the United States, we and the UAW agreed to a transformational labor agreement in 2007, the benefits of which are only beginning to be realized.  Under this agreement, our hourly labor cost disadvantage compared to the transplants will be substantially reduced, although not completely eliminated.  These labor costs savings should begin to materialize as we have the opportunity to bring workers into the workforce at the new wage levels. (See Appendix, Slide 2.)

The 2007 UAW/Ford Negotiations resulted in significant progress being made in reducing the Company’s total labor cost.  Given the present economic crisis and its impact upon the automotive industry, however, Ford is presently engaged in discussions with the UAW with the objective to further reduce our cost structure and eliminate the remaining labor cost gap that exists between Ford and the transplants.

As the Committees are aware, Ford is a significant provider of health care coverage in the United States, providing expansive health care benefits to nearly 500,000 current and retired employees, including their dependents.  In our 2007 agreement with the UAW, we agreed to help ensure the coverage for current and future UAW retirees by paying $13.2 billion in the form of cash and notes into a Voluntary Employee Beneficiary Association trust (“VEBA”) to settle the Company’s obligation, effective at year-end 2009.  We intend to fully meet the terms of our agreement with the UAW to transfer the assets and the notes by December 31, 2009.

In the area of health care for salaried employees, our obligation at year-end 2007 was $2 billion.  We have implemented cost caps on these benefits beginning in 2007, which will limit our exposure to future cost increases.  In addition, we continue to drive efficiencies for all participants through wellness education programs and competitive benefit sourcing.

As a result of the above actions, we will realize a total of $5.5 billion in annualized operating cost reductions from 2005 through 2008.  We continue to pursue additional cost reductions at all levels for 2009 and future years, and we expect an additional $1 billion in operating cost reductions in 2009.

II.	Accelerate development of new products our customers want and value

No element of our One Ford Plan is more important than accelerating the development of new vehicles our customers want and value.

Success in the automotive business is based on product.  No element of our Plan is more important than accelerating the development of new vehicles our customers want and value.  We will achieve this through:

•	A balanced and complete portfolio of small, medium and large vehicles in the car, utility and truck segments facilitated by using Ford’s world class vehicles available in all of our regions;
•	Product excellence through leadership in fuel economy, innovation, quality, safety, and leading edge “comfort and convenience” technology;
•
Substantial and continuous improvement in engineering and investment efficiency facilitated by leveraging the global assets of “One Ford” and a reduction in the number of vehicle platforms, engines, transmissions, and customer offered complexity; and

•	Significant improvement in the profitability of small cars.

Ford is recognizing and adapting to the shift to smaller vehicles while maintaining leadership in our areas of traditional strength.

Balanced Portfolio.  We are leveraging our global product strengths to deliver six new world-class small and medium sized vehicles to the United States over the next four years.  This will enable our car and crossover product segment mix to increase from 48% to 60% and result in volume and share growth. (See Appendix, Slide 3.)  We are targeting sales leadership in “people movers” and crossovers through addition of new vehicles (such as the Ford Flex) and redefining existing vehicles (such as the Ford Explorer).  We will have significantly reduced truck, van, & sport utility vehicle (SUV) product mix from 52% to 40% in only three years.  In order to realize a balanced portfolio, we are increasing our investment allocation in cars and crossovers from 59% to 82% of our total investment.

Although we believe that the shift to smaller, more fuel-efficient vehicles is permanent, trucks, vans and SUVs will continue to be an important part of the North American market.  We intend to maintain our leadership position in these segments by focusing our investment on new fuel-efficient vehicles, such as the new Ford Transit, and all new powertrains with advanced technology.

Ford is delivering dramatic improvements in fuel economy, and investing $14 billion in the U.S. on advanced technologies.

Product Excellence and Innovation.  Ford Motor Company understands the importance of fuel economy to both our customers and the Nation and we are committed to deliver the best or among the best fuel economy with every new vehicle. In fact, half of our Ford, Lincoln and Mercury light duty nameplates qualify by 2010 as “Advanced Technology Vehicles” under the Energy Independence and Security Act– increasing to 75 percent in 2011 and more than 90 percent in 2014.  As part of our commitment to be America’s fuel-economy leader, we will:

•
Improve Ford’s U.S. light-duty vehicle fleet fuel economy from the 2005 model year baseline every year.  From Ford’s largest light duty trucks to our smallest cars, we will improve the fuel economy of our fleet by 14% in 2009, 26% in 2012, and 36% in 2015.  We fully intend to meet or exceed the fuel efficiency requirements set forth in the Energy Independence and Security Act of 2007.

•	Deploy affordable fuel economy technologies in high volume for all customers, including :
➢      EcoBoost Engines (turbo-charging plus direct injection combined with downsizing – with up to a 20% improvement in fuel economy) – following introduction in 2009, application of this technology will increase to more than 85% of Ford/Lincoln/Mercury nameplates by 2012 and 95% by 2015
➢      Electric Power Assisted Steering – will be available on 90% of Ford/Lincoln/Mercury nameplates by 2012 and 100% by 2014.  Electric steering improves fuel economy by 3%, and is just one example of the attention-to-detail necessary to deliver fuel economy leadership
➢      6-Speed Transmissions – currently offered in more volume than any other manufacturer.  6-speed transmissions will be in 100% of Ford/Lincoln/Mercury nameplates by 2012
•
Support bio-fuels such as ethanol as an important long term solution to our energy needs, especially as second generation fuels become available.  Ford has committed to doubling the production of flexible fuel vehicles by 2010 and to producing 50% of our products capable of running on E85 by 2012.  In addition, we are operating demonstration fleets of hybrid and plug-in hybrid vehicles capable of running on E85.

•
Continue to develop and deploy hybrids while reducing cost for expanded market applications.  Ford was the first U.S. company to introduce a hybrid with the introduction of the Ford Escape Hybrid in 2004 and the Escape and Mariner Hybrids remain the fuel-economy leaders among all sport utilities.  Full HEV nameplate offerings and volume will double in 2009 with introduction of Ford Fusion and Mercury Milan Hybrids, which best the Toyota Camry hybrid by at least six mpg.

•	Achieve annual fuel savings of 2.5 billion gallons by 2012 model year and 3.1 billion gallons by 2015 model year from new fuel efficient vehicles including:
➢	2009 Ford Escape with better highway fuel economy than Toyota RAV4 and Honda CRV.
➢	2009 Ford F-150 with class-leading fuel economy better than Toyota Tundra and Nissan Titan.
➢	2010 Ford Fusion HEV with better fuel economy than Toyota Camry HEV by at least 6 mpg.
➢	2010 Ford Fusion with better highway fuel economy than Toyota Camry and Honda Accord.
➢	2011 Ford Explorer with better highway fuel economy than Toyota Highlander HEV.
➢	2011 Ford Fiesta with better highway fuel economy than Toyota Yaris and Nissan Versa.
•	Achieve cumulative gasoline fuel savings from Ford’s advanced technology vehicles of 16 billion gallons from 2005-2015.

Our Plan calls for an investment of roughly $14 billion in the U.S. on advance technologies to improve fuel efficiency by over 25%.   We have submitted these projects to DOE under Section 136 of the Energy Independence and Security Act, and expect to receive $5 billion in direct loans by 2011 to invest in these technologies.

Ford is leading in quality, safety, and technology.

In addition to fuel economy leadership, we intend to achieve leadership in quality and maintain leadership in public domain safety testing and interior comfort and convenience technology, and we are well on our way.

The 2008 model year marked Ford’s fourth consecutive year of improved vehicle quality:

•
Customer concerns at both high and low times in service dropped by 50% in the last four years; contributing more than $1 billion in warranty savings to date.  Plans are in place to achieve another 30% improvement by 2011.

•	Ford led the domestic manufacturers in the 2008 Consumer Reports Reliability Survey, with the most reliable gas family cars being the Ford Fusion and Mercury Milan.
•
Ford and Mercury are among top four non-luxury brands with Toyota and Honda at 3 Years in Service in the 2008 RDA Global Quality Research Survey (GQRS), a respected third party assessment of industry quality.

•	Ford, Lincoln and Mercury tied the best Japanese brands in the 2008 RDA GQRS survey at 3 months in service.
•	Ford and Mercury are among the top four non-luxury brands with Toyota and Honda in JD Power & Associates Initial Quality Study (IQS).
•	We have increased Consumer Reports “Recommended Buys” from 11 in 2005 to 16 in 2008, and we have plans in place for all Ford vehicles to achieve Recommended Buys by 2011.

Ford continues as a leader in safety performance.  We recently achieved the highest number of “Top Safety Picks” from the U.S. Insurance Institute for Highway Safety (IIHS), we were awarded the most U.S. government 5-star safety ratings in the automotive industry, and we have introduced product innovations that improve safety including: (i) Forward Collision Warning with Brake Support; (ii) Blind Spot Information System with Cross Traffic Alert; (iii) Roll Stability Control; (iv) MyKey© configurable driving mode to encourage safer driving behaviors; and (v) Integrated Spotter Mirror.  We also continue to lead on technologies that enhance comfort and convenience, including SYNC for hands-free media and phone, Easy Fuel capless fuel filler and our coming innovation in next generation display and information systems.

Sustainability and Electrification Strategy.  Ford’s sustainability plan will achieve continuous and substantial improvement in fuel economy and a corresponding reduction in CO2 through affordable technology in high volume.  Ford’s plan is to make affordable fuel efficiency available to millions of consumers.

Ford’s three-phased approach to sustainability provides immediate and significant improvements on a wide scale and accelerated electrification, including next generation hybrids and all-electric vehicles.

Our three-phased approach – with near-term, medium-term and long-term advanced technologies and products – begins now with advanced internal combustion engine and transmission technologies, such as our EcoBoost engines going into production on several vehicles in 2009. The next major step in Ford’s plan is to increase over time the volume of electrified vehicles, as battery costs improve and as the transition from Hybrids to Plug-in Hybrids to Battery Electric Vehicles occurs. (See Appendix, Slide 4.)

Next month at the North American International Auto Show in Detroit, we will discuss in detail Ford’s accelerated vehicle electrification plan, which includes bringing to market by 2012 a family of hybrids, plug-in hybrids and battery electric vehicles.  Our work will include partnering with battery and powertrain systems suppliers to deliver a full battery electric vehicle (BEV) in a van-type vehicle for commercial fleet use in 2010 and a BEV sedan in 2011.  We will develop these vehicles in a manner that enables us to reduce costs and ultimately makes battery electric powered vehicles more affordable for consumers.

Our plan also includes building on our competence in hybrid vehicles, as demonstrated by the industry-leading fuel economy of the Ford Escape and Ford Fusion hybrids.  We are now developing our next generation full hybrid technology, which includes plug-in capability, for vehicles in 2012 and beyond.  We are targeting a substantial increase in hybrid volume through a greater than 30% reduction in cost, installation of hybrid capability in global platforms and hybrid vehicles that are uniquely styled.

Ford supports a public/private partnership to develop next generation battery technology

We cannot, however, accomplish significant electrification by ourselves.  The 2007 Energy Independence and Security Act requires American-developed breakthroughs in high-power energy batteries (e.g. lithium ion).  In order to make significant progress in electrification, Ford supports establishing a U.S. public/private partnership to accelerate the development of this capability, including supporting infrastructure, within the United States.

Engineering and Investment Efficiency.  As part of our Plan, we are providing more new or significantly changed vehicles for our customers with less investment.  Between 2005 and 2008, we improved our engineering costs and facilities and tooling costs for a new vehicle by 60% and 40%, respectively.   Continuation of these rates of improvement is included in our business plan.  Major enablers to these improvements include:

•	A new Product Development process learned from our partner, Mazda, that reduces the time to develop a new vehicle by 8 to 14 months
•	Continuing focus on simplification, for example, the reduction of vehicle platforms (the underpinnings of a vehicle) from 25 in 2005 to 9 by 2012, equal to the best competitor.

Ford is taking action to make production of small cars profitable in the U.S.

Small Car Profitability.  As part of our Plan, we will reverse the decades-long trend of losing money on the production of small cars in the United States.  In order to accomplish this improvement in profitability, and secure our ability to continue to produce all types of vehicles in the U.S., we are taking the following actions:

•	Increase global platform volume of Focus sized vehicles to over 2 million units per year;
•	Increase volume of Ford Focus cars to over 1 million units per year;
•	Improve margins by:
➢
improving revenues by making vehicles that are exciting in design, both exterior and interior, with class-leading fuel economy, safety performance, craftsmanship, and technology.  The improvements across all Ford vehicles are improving customer perception of the Ford brand;

➢	improving costs to competitive levels through reduced complexity and global purchasing scale; and
•	Improve fixed costs through increased manufacturing and supply base capacity utilization and sharing of engineering and tooling costs globally.

III.	Finance our plan and improve our balance sheet

The third pillar of our Plan is to finance the Plan and improve our balance sheet.  As noted, we worked to obtain financing for our Plan by going to the markets in December 2006 to raise $23.5 billion in liquidity, consisting of $18.5 billion of senior secured debt and credit facilities, secured by substantially all of our domestic assets, and $5 billion of convertible debt.

In addition, in 2006, we eliminated common stock dividends and in 2007 and 2008 we issued more than $3 billion in new equity (debt exchanges and direct issuances), sold Aston Martin, Jaguar, Land Rover and the majority of our investment in Mazda.

At Ford Credit, and in light of the frozen capital markets, we have recently become more reliant on committed securitization capacity from banks and have embarked upon aggressive plans to develop new funding products.  We are eligible for and are participating in funding programs from the European Central Bank and, more recently, the Federal Reserve’s Commercial Paper Funding Facility (CPFF).  We have provided feedback to the Federal Reserve and Treasury on their newest program (Term Asset Backed Securities Loan Facility) in hopes that changes can be implemented that, in our view, will result in better financing support for our U.S. customers and dealers.  We also filed an Industrial Loan Company application with the FDIC earlier this year and we are hopeful that a favorable response will soon be forthcoming so we can diversify our funding capability and eliminate the competitive disadvantage created by certain competitors operating Industrial Loan Companies.

Looking forward to 2009 and beyond, we intend to explore strategic alternatives for our Volvo business, including divestiture.  We also intend to raise further equity capital when markets re-open and our business begins to improve, and we would explore balance sheet restructuring over time.

IV.	Work together effectively as one team

As part of the One Team approach, we have implemented a disciplined business plan process to regularly review our business environment, risks and opportunities, our strategy, our Plan, and identify areas of our Plan that need special attention and pursue opportunities to improve our Plan.  Everyone is included and contributes, openness is encouraged, our leaders are responsible and accountable, we use facts and data to make our decisions, high performance teamwork is a performance criteria and we follow this process every week, every month, and every quarter, driving continuous improvement.  We believe this process gives us a clear picture of our business in real time and the ability to respond quickly to new issues and changing conditions – as we have done in the face of rapid changes in the market and business environment in 2008.

In addition, we are partnering with and enlisting all of our stakeholders to help us execute our Plan to deal with our business realities and create an exciting viable Ford business going forward.  We are reaching out and listening to customers, dealers, employees, the UAW, suppliers, investors, communities, retirees, and federal, state and local governments.  Each of these constituencies is a critical part of, and critical to, the success of our business going forward.  Realizing our goal of profitable growth for all is as important to these stakeholders as it is to our shareholders.

Implementing the elements of our Plan in North America will deliver a viable and profitable business, poised for profitable growth for all.  Under our Plan we expect our profitability (operating profit before taxes – excluding special items) to be at or above breakeven for both Corporate and North American Automotive in 2011 and our Corporate operating cash flow to be at or above breakeven in 2011.

SUMMARY

Ford Motor Company has a comprehensive transformational Plan that will ensure our future viability – as evidence by our profitability in the first quarter of 2008.  Ford’s overseas operations are profitable, and we have put in place the same product-led transformation plan and business model to ensure our viability in the U.S.  Ford has enough liquidity in the near-term and a plan to be profitable in the long-term based on our present assumptions, which we believe are firmly grounded in reality.  We are poised for profitable growth for all of our stakeholders – our employees, suppliers, dealers, shareholders and the communities across America that benefit from our presence and our success.

Responses to specific questions in the letter from Speaker of the House Pelosi and Majority Leader Reid are on the pages that follow.

RESPONSE TO SPECIFIC QUESTIONS

We have presented the key elements of Ford Motor Company’s Plan to achieve profitability, and will answer the specific questions in the letter from Speaker Pelosi and Majority Leader Reid.  We believe that these responses should be the beginning of a partnership between the Federal Government and the industry as part of the provision of the proposed bridge loans to the industry.

We hope that the 111th Congress and the incoming Obama Administration will establish a process to address in a comprehensive way the conditions that inhibit competitiveness of the domestic industry and that the process will include all of the stakeholders – manufacturers, creditors, dealers, the United Auto Workers, and suppliers, to enhance the long term strength of the industry.

Provide a forthright, documented assessment of the auto companies’ current operating cash position, short-term liquidity needs to continue operations as a going-concern, and how they will meet the financing needs associated with the plan to ensure the companies’ long-term viability as they retool for the future.

As of September 30, Ford had about $30 billion of liquidity ($19 billion of cash and $11 billion of available automotive credit lines).

We also are implementing a series of operating and financing actions that are expected to improve Automotive cash by a total of $14 billion to $17 billion through 2010.  These actions include:

•	Reducing our 2009-2010 annual capital spending to between $5.0 and $5.5 billion;

•	Achieving further salaried personnel-related cost reductions through personnel reductions and revisions to compensation;

•	Reducing engineering and manufacturing costs through improved efficiencies and alignment with volume assumptions;

•	Reducing other structural costs through greater efficiencies in advertising, information technology, and other areas

•	Reducing inventories globally and achieving other working
capital improvements;

•	Releasing capital consistent with Ford Credit’s smaller balance sheet and focus on core Ford brands;

•	Developing incremental sources of funding, including sale of non-core assets; and

•	Implementing equity for debt swaps.

Because of these actions and our access to our revolving credit lines, even if industry levels were somewhat worse than October 2008 levels through the end of 2009, Ford would have adequate short-term liquidity.  Drawing the credit lines, however, would put significant financial pressure on an already stressed banking sector.  The revolver loan would be required to be paid back or refinanced, if markets permit, by year-end 2011.
Ford, therefore, is not facing a short-term liquidity issue but this could change if there is a significant industry event that causes a disruption to our supply base and creditors

The continuing decline in the economic environment also has caused longer-term issues for our plan, which we address in the next section.

Provide varying estimates of the terms of the loan requested with varying assumptions including that of automobile sales at current rates, at slightly improved rates, and at worse rates.

We have set forth below our estimates of U.S. new vehicle sales at slightly improved rates, at current rates, and at worst rates.  Our request for government funding in the form of a “stand-by” line of credit, in the amount of up to $9 billion, is based on our analysis of automobile sales at current rates.

Automotive Industry Sales at “Slightly Improved Rates”

These are the assumptions on which our Plan is based and which are supported by modeling recoveries from past deep recessions.

	2009	2010	2011

U.S. Total Vehicle Sales (mils.)*	12.5	14.5	15.5
*includes medium and heavy duty trucks

This forecast is based on an economic cycle similar to the early 1980’s with a peak-to-trough real GDP decline of 2 to 2.5%.  Overall, our GDP assumptions are generally consistent with the ranges released by the Federal Reserve on November 18, 2008. This vehicle sales forecast includes four years of consecutive declines in vehicle ownership (per driving age person), the longest reversal of this trend. Total sales remain 10-15% below trend in 2010.  We believe that the enactment of a successful stimulus package has the potential to generate demand in excess of this forecast.

Based on this forecast, we have sufficient resources through the business plan period to fund our substantial investment in product and fuel economy improvement plans and maintain our VEBA funding plans.  The recent declines in the stock market, however, have reduced our U.S. pension funding levels.  Based on the average rate of return that we expect to realize longer term as opposed to returns that have historically been realized coming out of a recession, this would require additional contributions of $3-$4 billion starting in 2010.  In addition, the continuing uncertainty in the credit markets jeopardizes our funding plans for our credit company; requiring up to $4 billion of incremental capital to replace debt that we presently can not raise. Further, given the increasing uncertainty of the economic environment, we believe it would be prudent to plan for an additional $2-$3 billion for balance sheet restructuring or for further industry declines (equal to a decline in industry volumes by about 2-3 million units over the 2009-2011 planning period -- the sensitivity of our cash to changes in industry volume is about $1 billion per 1 million change in unit volume).

Based on the substantial fuel economy investments included in our plan, we expect to receive up to $5 billion of DoE funds through 2011 based on the full amount requested as part of our November 11, 2008 submission.  Assuming this level of DoE funding, availability of incremental funds of up to $4-$6 billion through 2011 would be required to provide protection against the above issues.
If our Plan were to materialize, we believe we would only need a government credit line of $6 billion, again only to be accessed if and to the extent needed.

Automotive Industry Sales at “Current Rates”

	2009	2010	2011

U.S. Total Vehicle Sales (mils.)	11.0	12.5	14.0

This forecast is based on an economic cycle worse than the early 1980’s and a recession that persists through all of 2009. The peak-to-trough real GDP decline would be about 3%.  In this scenario, the median age of cars would rise to well above 10 years (up from only 8 years earlier this decade) as consumers stop replacing vehicles.  The cumulative reduction of 5 million industry units from our Plan levels would increase our funding needs to up to $9 billion.

Automotive Industry Sales at “Worse Rates”

	2009	2010	2011

U.S. Total Vehicle Sales (mils.)	10.5	11.0	12.0

This forecast is based on prolonged economic slump that persists into 2010.  In this case, significant monetary and fiscal policy easing does not provide any stimulus to consumer and business spending.  The downturn would be the worst on record in the post depression period.  The cumulative reduction of 9 million industry units would increase our funding needs to up to $13 billion.

The incremental funding under these scenarios would cover working capital requirements and additional restructuring actions (including personnel layoffs and plant closings).

Provide for specific measures designed to ensure transparency and accountability, including regular reporting to, and information-sharing with, any federal government oversight mechanisms established to safeguard taxpayer investments.

Ford hopes it will not need to utilize these loans, but if we do we would provide significant information regarding our business to any Oversight Board that Congress might establish.

Ford regularly provides financial and other information in publicly-filed reports to SEC, NHTSA, EPA, and PBGC.  In addition to our publicly-filed reports, we would submit periodically to any Oversight Board information on:
•	our progress, and projected future progress, in meeting the performance goals and milestones of our plan;
•	our progress in improving our capacity to pursue the timely and aggressive production of energy-efficient advanced technology vehicles and in meeting federal fuel efficiency requirements;
•	our executive compensation plans (to demonstrate compliance with the provisions of the legislation);
•	our progress in preserving and promoting U.S. auto jobs, [consistent with our plan for financial viability];
•	funding of retirement and health care benefits for our retirees and their dependents; and
•	our efforts to strengthen our balance sheet over time to reduce our debt and repay any government loans

In order to allow these reports to be as inclusive as possible, we strongly recommend that Congress afford the opportunity where appropriate for information submitted to the Oversight Board to be protected from public disclosure as confidential business information.

Protect taxpayers by granting the most senior status for any government loans provided, ensuring that taxpayers get paid back first.

We recognize the importance of the federal government protecting the taxpayers’ interests in connection with any loans made to the automakers.  Senior status of government loans could, however, exacerbate our challenges and the problems in the financial system by causing certain existing debt to be in default.  Ford has $17.5 billion of senior secured debt, including $10.2 billion of available credit facilities, secured by substantially all of our domestic assets.  It is this liquidity that we believe may permit us to make it through this difficult period without needing to avail ourselves of government financial assistance.  Ford also has outstanding $17.1 billion of publicly-issued unsecured debt securities that by their terms rank as senior unsecured debt.

A condition of senior status for any government loan could cause lenders or holders of our debt to allege a debt default, which could result in an acceleration of indebtedness and lead to the very result the legislation was designed to prevent, namely, a liquidity crises.

Any legislation, therefore, should be structured to provide that any government loans would be given priority over “unsecured obligations and indebtedness of the borrower, except to the extent that creating such priority would cause those obligations or indebtedness to be in default.”  We would be pleased to discuss this matter further with the Committees should that prove helpful to a better understanding of the difficulties presented by the proposal to grant taxpayers the “most senior status.”

Assure that taxpayers benefit as corporate conditions improve and shareholder value increases through the provision of warrants or other mechanisms.

Ford supports the need for taxpayer protections. Should business conditions worsen and we need to use the loans, Ford will work with the Federal Government to implement reasonable provisions of warrants or other forms of support.

We respectfully recommend that a reasonable coverage ratio for warrants would be 15%, the level applied to TARP participants, with the strike price and numbers of shares of common stock determined by reference to the market price of Ford stock at the time of drawing on the bridge loan.   Existing Ford shareholders, of course, would be diluted.

In order to protect valuable tax losses, it is important that the equity interests provided to the Federal Government not contribute to an ownership change under Internal Revenue Code section 382.  The necessary provisions would be similar to the section 382 protections provided to banks by IRS Notice 2008-100 with respect to the equity interests provided to the Federal Government under the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008, P.L. 110-343.

Bar the payment of dividends and excessive executive compensation, including bonuses and golden parachutes by companies receiving taxpayer assistance.

Ford is taking aggressive actions to limit dividends and executive compensation during this difficult period.  Ford eliminated dividends to shareholders in 2006.  In the event Ford receives help under this legislation being contemplated by Congress, we would not resume paying dividends until after such assistance has been repaid.

Ford recognizes that transforming our industry will require the shared sacrifice of many stakeholders and we will be asking our employees, dealers, and others to make changes to help save their jobs and our company.  To underscore our commitment, Ford’s senior executives will not receive any salary increases or bonuses in 2009, and we will extend that restriction if business conditions continue to warrant it.  We believe that the executive compensation limits imposed under TARP (to which we may be availing ourselves even without bridge loans if the TALF program is implemented so that our credit operations can participate and benefit from this program) are equally appropriate for the automobile industry.

In order to innovate and develop the smaller and more fuel efficient cars of the future, we also need to attract and retain highly skilled employees.  As it considers legislation, we hope that Congress will provide us with adequate flexibility to attract and keep the quality employees essential to our transformation and not impose overly broad restrictions that will inhibit our competitiveness.

Include proposals to address the payment of healthcare and pension obligations.

As stated in our submission, Ford is a significant provider of health care coverage in the United States, providing expansive health care coverage current and retired employees and their dependents –covering over 500,000 people in total.  In our agreement with the UAW, we agreed to help ensure the coverage for current and future UAW retirees by paying $13.2 billion in the form of cash and notes into a Voluntary Employee Beneficiary Association trust (“VEBA”) to fully settle the Company’s obligation, effective at year-end 2009.  We intend to fully meet the terms of our agreement with the UAW to transfer the assets and the notes by December 31, 2009.

In the area of salaried health care, our obligation at year-end 2007 was $2 billion.  We have implemented cost caps on salaried benefits beginning in 2007, which will limit our exposure to future cost increases.  In addition, we continue to drive efficiencies for all participants through wellness education programs and competitive benefit sourcing.  The funding of our salaried health care obligations in included as part of our Plan.

The Company provides substantial retirement benefits to both hourly and salaried U.S. retirees – 207,000 UAW retirees and 128,000 salaried retirees.  At the end of 2007, our hourly and salaried pension plans were funded at levels of 104% and 111%, respectively, with combined assets of $45.8 billion.  Stock market declines, however, have resulted in a significant, unexpected reduction in the funded status of U.S. pension plans, so that without an improvement in market conditions, required contributions to our major U.S. pension plans are expected beginning in 2010 – with a total of about $3-4 billion in contributions starting in 2010.

Should pension investment returns not recover, or continue to deteriorate, government loans could be used to ensure the overall strong funding status of our pension plans.

Demonstrate the auto companies’ ability to achieve the fuel efficiency requirements set forth in the Energy Independence and Security Act of 2007, and become a long-term global leader in the production of energy-efficient advanced technology vehicles.

Ford Motor Company understands the importance of fuel economy to both our customers and the Nation and we are committed to deliver the best or among the best fuel economy with every new vehicle.   In fact, half of our Ford, Lincoln and Mercury light duty nameplates qualify as “Advanced Technology Vehicles” under the Energy Independence and Security Act by 2010 – increasing to 75 percent in 2011 and more than 90 percent in 2014.  As part of our commitment to be America’s fuel-economy leader, we will:

•
Improve Ford’s U.S. light-duty vehicle fleet fuel economy from the 2005 model year baseline every year.  From Ford’s largest light duty trucks to our smallest cars, we will improve the fuel economy of our fleet by 14% in 2009, 26% in 2012, and 36% in 2015.  We fully intend to meet or exceed the fuel efficiency requirements set forth in the Energy Independence and Security Act of 2007.

•	Deploy affordable fuel economy technologies in high volume for all customers, including :
➢
EcoBoost Engines (turbo-charging plus direct injection combined with downsizing – with up to a 20% improvement in fuel economy) – following introduction in 2009, application of this technology will increase to more than 85% of Ford/Lincoln/Mercury nameplates by 2012 and 95% by 2015

➢
Electric Power Assisted Steering – will be available on 90% of Ford/Lincoln/Mercury nameplates by 2012 and 100% by 2014.  Electric steering improves fuel economy by 3%, and is just one example of the attention-to-detail necessary to deliver fuel economy leadership

➢	6-Speed Transmissions – currently offered in more volume than any other manufacturer. 6-speed transmissions will be in 100% of Ford/Lincoln/Mercury nameplates by 2012
•
Support bio-fuels such as ethanol as an important long term solution to our energy needs, especially as second generation fuels become available.  Ford has committed to doubling the production of flexible fuel vehicles by 2010 and to producing 50% of our products capable of running on E85 by 2012.  In addition, we have produced demonstration fleets of hybrid and plug-in hybrid vehicles capable of running on E85.

•
Continue to develop and deploy Hybrids while reducing cost for expanded market applications.  Ford was the first U.S. company to introduce a hybrid with the introduction of the Ford Escape Hybrid in 2004 and the Escape and Mariner Hybrids remain the fuel-economy leaders among all sport utilities.  Full HEV nameplate offerings and volume will double in 2009 with introduction of Fusion and Milan Hybrids, which best the Toyota Camry hybrid by at least six mpg.

•	Achieve annual fuel savings of 2.5 billion gallons by 2012 model year and 3.1 billion gallons by 2015 model year from new fuel efficient vehicles including:

➢	2009 Ford Escape with better highway fuel economy than Toyota RAV4 and Honda CRV.
➢	2009 Ford F150 with class leading fuel economy better than Toyota Tundra and Nissan Titan.
➢	2010 Ford Fusion HEV with better fuel economy than Toyota Camry HEV by at least 6 mpg.
➢	2010 Ford Fusion with better highway fuel economy than Toyota Camry and Honda Accord.
➢	2011 Ford Explorer with better highway fuel economy than Toyota Highlander HEV.
➢	2011 Ford Fiesta with better highway fuel economy than Toyota Yaris and Nissan Versa.
•	Achieve cumulative gasoline fuel savings from Ford’s advanced technology vehicles of 16 billion gallons from 2005-2015.

Our plan calls for an investment of roughly $14 billion in the U.S. on advance technologies to improve fuel efficiency by over 25%.  We have submitted these projects to DoE under Section 136 of the Energy Independence and Security Act, and expect to receive $5 billion in direct loans by 2011 to invest in these technologies.

Require that government loans be immediately callable if long-term plan benchmarks are not met.

Should business conditions worsen, and we needed to avail ourselves of government financing, we would accept a callable structure if sufficient flexibility was provided to address unforeseen events that might lead to deviation from any loan requirements.

APPENDIX

SALARIED PERSONNEL ACTIONS
APPENDIX 1 OF 4
• Salaried Personnel Levels - restructure business to fit current demand
 – Reduced salaried personnel by 36% over the past three years -
 includes 10% reduction effective February 2009
 – Reduced contract personnel by 50%
• Compensation & Benefit Changes
 – Eliminated 2009 merit increases and bonuses
 – Suspended 401k match, tuition assistance and dependent scholarships
 – Capped retiree life insurance at $25k
 – Improved cost effectiveness of benefit programs through more efficient plan offerings and increased employee cost sharing
Concurrently, we continue efforts to ensure a skilled and engaged team by:
 – Conducting leadership development programs
 – Developing future leaders through various developmental functional programs
 – Providing flexible work arrangements for maximum workforce efficiency and effectiveness
 – Conducting transparent communications with employees
 – Conducting events focused on future products to build employees’ confidence in the future of the company

Wages $ 29  $ 29   $ 26

Wage-Related 14  14  9
 Subtotal $ 43  $ 43  $ 35
Legacy Cost  16  3   3
All Other 12  12  11

 Total $ 71  $ 58  $ 49

Memo:
Average Wage Assuming 20%   $ 53
 Entry-Level Employees
Ford
With
UAW
VEBA
Transplants
Without
UAW
VEBA
APPENDIX 2 OF 4
HOURLY LABOR COST DISADVANTAGE VS. TRANSPLANTS
SUBSTANTIALLY REDUCED WITH LATEST UAW AGREEMENT

2007 2010

Trucks, Vans & SUVs
52%
Cars & Crossovers
48%
Trucks, Vans & SUVs
40%
Cars & Crossovers
60%
Trucks, Vans & SUVs
41%
Cars & Crossovers
59%
Trucks, Vans & SUVs
18%
Cars & Crossover
82%

Investment
Product Mix
BALANCED PORTFOLIO OF PRODUCTS
APPENDIX 3 OF 4

• EcoBoost engines available in
 nearly all vehicles
• Electric power steering 100%
• Six speed transmissions 100%
• Weight reduction of
 250 - 750 lbs
• Engine displacement reduction
 aligned with weight save
• Additional Aero improvements up to
 5%
• Increased use of Hybrids
• Introduction of PHEV and BEV
• Diesel use as market demands
Near term
• Significant number of vehicles with
 EcoBoost engines
• Electric power steering
 70 - 80%
• Dual clutch and 6 speed
 transmissions replacing 4 and 5
 speeds
• Four Hybrid applications
• Increased unibody applications
• Introduction of additional small
 vehicles
• Battery management systems 75%
• Aero improvement up to 5%
Mid term
Long term
• Percentage of internal combustion
 dependent on renewable fuels
• Volume expansion of Hybrid
 technologies
• Continued leverage of PHEV, BEV
• Introduction of fuel cell vehicles
• Clean electric / hydrogen fuels
 Continue leverage of Hybrid
 technologies and deployment of
 alternative energy sources
Near Term
 Begin migration to
 advanced technology
Mid Term
 Full implementation of
 known technology
2007
2020
2030
2011
APPENDIX 4 OF 4
SUSTAINABILITY PLAN

Exhibit 99.4

NEWS

Contact:	Media: Mark Truby 313.323.0539 (Cell) 313.663.6887 mtruby@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD MOTOR COMPANY SUBMITS BUSINESS PLAN TO CONGRESS;
PROFIT TARGET, ELECTRIC CAR STRATEGY AMONG NEW DETAILS

•	Based on current business planning assumptions, Ford expects both its overall and its North American Automotive business pre-tax results to be breakeven or profitable in 2011

•
Ford provided initial details of an accelerated vehicle electrification plan for a family of hybrids, plug-in hybrids and battery electric vehicles.  The plan includes a Ford full battery electric vehicle (BEV) in a van-type vehicle for commercial fleet use in 2010 and a BEV sedan in 2011

•	Ford’s plan calls for an investment of approximately $14 billion in the U.S. on advanced technologies and products to improve fuel efficiency during the next seven years

•	Ford said it will sell its corporate aircraft as part of its overall cash improvement plan

DEARBORN, Mich., Dec. 2. 2008 – Ford Motor Company this morning submitted to Congress its comprehensive business plan, which details the company’s plan to return to profitability and outlines a request for potential access to a temporary bridge loan in case the current economic crisis worsens or there is a bankruptcy of a major competitor.

In the plan, Ford said the transformation of its North American automotive business will continue to accelerate through aggressive restructuring actions and the introduction of more high-quality, safe and fuel-efficient vehicles – including a broader range of hybrid-electric vehicles and the introduction of advanced plug-in hybrids and full electric vehicles.

Ford is asking for access to up to $9 billion in bridge financing, but reiterated that it hopes to complete its transformation without accessing the loan should Congress agree to make the funds available.

Despite the serious global economic downturn, Ford said it does not anticipate a liquidity crisis in 2009 – barring a bankruptcy by one of its domestic competitors or a more severe economic downturn that would further cripple automotive sales and create additional cash challenges.

“For Ford, government loans would serve as a critical backstop or safeguard against worsening conditions, as we drive transformational change in our company,” said Ford President and CEO Alan Mulally, who will testify before Congress this week.

In the plan submitted to Congress, Ford reiterated that its One Ford transformation plan remains fully in place, anchored by four key priorities:

•	Aggressively restructure to operate profitably at the current demand and changing model mix;

•	Accelerate development of new products our customers want and value;

•	Finance our plan and improve our balance sheet; and

•	Work together effectively as one team, leveraging our global assets.

“Ford is committed to building a sustainable future for the benefit of all Americans,” Mulally said.  “We believe Ford is on the right path to achieve this vision.

“We appreciate the valid concerns raised by Congress about the future viability of the industry,” he added.  “We hope that our submission today helps instill confidence in Ford’s commitment to change, including our accountability and shared sacrifice during this difficult economic period.”

Ford’s submission to Congress included new details about Ford’s future plans and forecasts, including:

•
Based on current business planning assumptions – including U.S. industry sales for 2009, 2010 and 2011 of 12.5 million units, 14.5 million units and 15.5 million units, respectively – Ford expects both its overall and its North American automotive business pre-tax results to be breakeven or profitable in 2011, excluding any special items.

•
As part of a continuing focus on building the Ford brand, the company said it is exploring strategic options for Volvo Car Corporation, including the possible sale of the Sweden-based premium automaker.  The strategic review is in line with a broad range of actions Ford is taking to strengthen its balance sheet and ensure it has the resources to fund its plan.  Since 2007, Ford has sold Aston Martin, Jaguar, Land Rover and the majority of its stake in Mazda.

•	Ford’s plan calls for an investment of approximately $14 billion in the U.S. on advanced technologies and products to improve fuel efficiency during the next seven years.

•
Half of the Ford, Lincoln and Mercury light-duty nameplates by 2010 will qualify as “Advanced Technology Vehicles” under the U.S. Energy Independence and Security Act – increasing to 75 percent in 2011 and more than 90 percent in 2014.  Ford said it has included these projects in its application to the Department of Energy for loans under that Act and hopes to receive $5 billion in direct loans by 2011 to support Ford’s investment in advanced technologies and products.

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•
From its largest light duty trucks to its smallest cars, Ford will improve the fuel economy of its fleet an average of 14 percent for 2009 models, 26 percent for 2012 models and 36 percent for 2015 models – compared with the fuel economy of its 2005 fleet.  Overall, Ford expects to achieve cumulative gasoline fuel savings from advanced technology vehicles of 16 billion gallons from 2005 to 2015.

•
Next month at the North American International Auto Show in Detroit, Ford will discuss in detail the company’s accelerated vehicle electrification plan, which includes bringing to market by 2012 a family of hybrids, plug-in hybrids and battery electric vehicles.  The work will include partnering with battery and powertrain systems suppliers to deliver a full battery electric vehicle (BEV) in a van-type vehicle for commercial fleet use in 2010 and a BEV sedan in 2011.  Ford said it will develop these vehicles in a manner that enables it to reduce costs and ultimately make BEVs more affordable for consumers.

•
The 2007 UAW-Ford negotiations resulted in significant progress being made in reducing the company’s total labor cost.  Given the present economic crisis and its impact upon the automotive industry, however, Ford is presently engaged in discussions with the UAW with the objective to further reduce its cost structure and eliminate the remaining labor cost gap that exists between Ford and the transplants.

•
As previously was announced, Ford plans two additional plant closures this quarter and four additional plant closures between 2009 and 2011.  The company also has announced its intent to close or sell what will be four remaining ACH plants.  The company said it will continue to aggressively match manufacturing capacity to real demand.

•
Ford will continue to work to reduce its dealer and supplier base to increase efficiency and promote mutual profitability.  By year end, Ford estimates it will have 3,790 U.S. dealers, a reduction of 606 dealers overall – or 14 percent from year-end 2005 – including a reduction of 16 percent in large markets.  In addition, Ford has been able to reduce the number of production suppliers eligible for major sourcing from 3,400 in 2004 to approximately 1,600 today, a reduction of 53 percent.  Ford eventually plans to further reduce the number of suppliers eligible for major sourcing to 750.

•
Ford also confirmed today that it has decided to sell its five corporate aircraft.  In addition, Ford CEO Mulally announced that, should Ford need to access funds from a potential government bridge loan, he would work for a salary of $1 a year – as a sign of his confidence in the company’s transformation plan and future.

Ford also reiterated that it is canceling all bonuses to be paid in 2009 for all management employees worldwide and foregoing bonuses for all employees in North America.  The company also will not pay merit increases for North America salaried employees in 2009.

Ford said it is moving fully ahead with plans it announced this summer to leverage the company’s global product strengths and bring more smaller, fuel-efficient vehicles to the U.S.  The plan includes delivering best-in-class or among the best fuel economy with every new vehicle introduced.  Ford also is introducing industry-leading, fuel-saving EcoBoost engines and doubling the number and volume of hybrid vehicles.

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This product acceleration will result in a balanced product portfolio with a complete family of small, medium and large cars, utilities and trucks.   Ford said it is increasing its investment in cars and crossovers from approximately 60 percent in 2007 to 80 percent of its total product investment in 2010.

“Ford has a comprehensive transformation plan that will ensure our future viability – as evidenced by our profitability in the first quarter of 2008,” Mulally said.  “While we clearly still have much more work to do, I am more convinced than ever that we have the right plan that will create a viable Ford going forward and position us for profitable growth.”

To read Ford’s submission to the U.S. Congress and for more information about Ford’s plan, please visit www.thefordstory.com.

# # #

Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, United States, manufactures or distributes automobiles in 200 markets across six continents.  With about 224,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

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Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A further increase in or acceleration of the market shift away from sales of trucks, SUVs, or other more profitable vehicles, particularly in the United States;
•	Further significant decline in industry sales, resulting from slowing economic growth, geo-political events, or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Further increases in the price for, or reduced availability of, fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers of the type that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement the Retiree Health Care Settlement Agreement to fund and discharge UAW hourly retiree health care obligations;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business, or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Inability of Ford Credit to obtain an industrial bank charter or similar banking status;
•
Inability of Ford Credit to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption, or otherwise;

•	A prolonged disruption of the debt and securitization markets;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement our plans to further reduce structural costs and increase liquidity.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2007 Form 10-K Report and our third quarter 2008 Form 10-Q Report.

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